Exhibit 99.1

Tile Shop Announces Approval to Relist on Nasdaq

MINNEAPOLIS, June 14, 2021 (GLOBE NEWSWIRE) — Tile Shop Holdings, Inc. (OTC Pink: TTSH) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials and related accessories, today announced that The Nasdaq Stock Market LLC (“Nasdaq”) has approved its application for the listing of the Company’s common stock on The Nasdaq Stock Market. The Company’s common stock is expected to be relisted and commence trading on The Nasdaq Stock Market at the opening of the market on or about Thursday, June 17, 2021, under the current ticker symbol “TTSH”.

The Company intends to use its website, investors.tileshop.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website under the heading News and Events. Accordingly, investors should monitor such portions of the Company’s website, in addition to following its press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan, including expected Nasdaq trading, and expected financial performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time such statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. Many of the Company’s risks have been, and may further be, exacerbated by the COVID-19 pandemic. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

About The Tile Shop

The Tile Shop (OTC Pink: TTSH) is a leading specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. The Tile Shop currently operates 143 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Investor Contact: Mark Davis

Email: mark.davis@tileshop.com

Phone: (763) 852-2978